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                                                                   EXHIBIT 10.40

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

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                                          :
IN RE                                     :       CHAPTER 11 CASE NOS.
                                          :
LORAL SPACE                               :       LEAD CASE 03-41710 (RDD)
  & COMMUNICATIONS LTD., ET AL.,          :       03-41709 (RDD) THROUGH
                                          :       03-41728 (RDD)
                  DEBTORS.                :       (JOINTLY ADMINISTERED)
                                          :
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             CONSENT ORDER APPROVING KEY EMPLOYEE RETENTION PLAN AND
           THER RELIEF FOR SPACE SYSTEMS/LORAL, INC. AND LORAL SKYNET
               DIVISION OF LORAL SPACECOM CORPORATION PURSUANT TO
               SECTIONS 105(A) AND 363(B) OF THE BANKRUPTCY CODE

            By motion dated November 3, 2003 (the "Motion"), Loral Space & Communications Ltd. ("Loral") and its affiliated debtors (collectively, with Loral, the "Debtors") moved, inter alia, for the approval of (i) a key employee retention plan (the "Retention Plan") for certain employees of Space Systems/Loral ("SS/L"), for certain employees of the Loral Skynet Division ("Loral Skynet") of Loral SpaceCom Corporation ("SpaceCom") and for certain employees of the Debtors' corporate headquarters ("Corporate"); (ii) enhanced severance (the "Enhanced Severance Arrangements") for certain employees of SS/L and Corporate; and (iii) certain "change in control" severance agreements for SS/L (the "Change in Control Agreements" and, together with the Retention Plan and the Enhanced Severance Arrangements, the "Employee Retention Programs"), as more fully set forth in the Motion; and the Motion having been continued to December 2, 2003 at 2 o'clock in the afternoon of that day at the request of the statutory Creditors' Committee (the "Creditors' Committee") to enable
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the Creditors' Committee fully to consider the Debtors' requests, and the
Debtors and the Creditors' Committee having considered and agreed to certain amendments to the Employee Retention Programs as they relate to SS/L and Loral Skynet as hereinafter set forth, and there being no objections to the Employee Retention Program for Loral Skynet and SS/L, as amended; and the Debtors, the Committee, the agents for the Debtors' secured bank creditors (the "Agent") and the Ad Hoc Committee of Preferred Shareholders of Loral having agreed to defer further consideration of the Debtors' requests as to the Employee Retention Programs as it relates to Corporate and as to the Change in Control Agreements, and to continue the hearing as to those portions of the Motion; and it appearing that due and sufficient notice of the Motion having been provided in accordance with the order of the Court dated July 15, 2003, establishing notice procedures in these chapter 11 cases, and it further appearing that no other or further notice need be provided; and the Court having jurisdiction to consider the Motion and the relief requested by the Debtors and having deemed that the relief requested as to SS/L, as amended, and Loral Skynet, as amended, is in the best interests of the Debtors and all parties in interest; and upon the Motion and all the proceedings had before the Court and after due deliberation and sufficient cause appearing therefor, it hereby is, ORDERED, ADJUDGED AND
DECREED:

      I. Loral Skynet Retention Plan. The Loral Skynet Employee Retention Plan as hereinafter set forth, be and the same hereby is, approved.

            A. Thirteen identified employees at Loral Skynet will be eligible for Retention Plan payments (which shall be in addition to their 2003 Management Incentive Bonus) as stated below:

                        (i) Group 1 - two employees. These employees will be entitled to receive an amount equal to 20% of each employee's 2003 annual base salary.


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                        (ii)  Group 2 - five employees. These employees will be
                              entitled to receive an amount equal to 30% of each employee's 2003 annual base salary.

                        (iii) Group 3 - six employees (inclusive of the
                              President of Loral Skynet and other senior management persons). These employees will be entitled to receive an amount equal to 50% of each employee's 2003 annual base salary.

            B. Retention Plan payments will be made as follows, provided the employee is in the employment of Loral Skynet on the payment date:

                        (i) Loral Skynet President - 100% upon the occurrence of Triggering Event(s) (as defined below) for both of Loral Orion, Inc. ("Orion") and SpaceCom. If the Triggering Event(s) do not occur by September 1, 2004, then 25% of the total retention payment will be paid on September 1, 2004, and the balance of 75% of the total retention payment shall be paid upon the occurrence of the Triggering Event(s).

                        (ii) For all other participants, 25% of the total retention payment will be paid on each of December 1, 2003, and July 1, 2004, and the balance of 50% shall be paid upon the occurrence of the Triggering Event(s) for both of Orion and SpaceCom.

            C. The Maximum amount of retention payments of the Loral Skynet Retention Plan will not exceed $1 million.

      II. SS/L Retention Plan. The SS/L Retention Plan as hereinafter set forth, be and the same hereby is, approved:

            A. The SS/L Retention Plan is in lieu of annual bonuses under the Management Incentive Plan for 2003 and will include 447 employees.

            B. Each participating employee shall receive Retention Plan payments equal to the greater of the employee's 2002 Management Incentive Bonus or 15% of the employee's 2003 annual base salary.

            C. Retention Plan payments will be made as follows, provided the employee is in the employment of SS/L on the payment date:

                        (i) For the President of SS/L, 50% of the total retention payment on March 1, 2004, and the remaining 50% shall be paid upon a Triggering Event for SS/L.

                        (ii) For all other participants, 25% of the total retention payment will be paid on December 1, 2003, 25% on March 1, 2004, 25% on July 1, 2004,
                              and the balance of 25% shall be paid upon the occurrence of a Triggering Event for SS/L.

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            D.    The maximum amount of retention payments under the SS/L
                  Retention Plan will not exceed $11.5 million plus an additional $1.5 million that may be disbursed in the discretion of Loral and SS/L provided that Loral and SS/L will give at least five business days' written notice to the Creditors' Committee and the Agent of any proposed payment from the discretionary fund that exceeds $65,000.00 to any individual employee.

      III.  General Retention Plan Provisions.

            A. A Triggering Event shall mean any of (i) the effective date of a plan of reorganization, (ii) a liquidation, closure or shutdown, or (iii) a sale of all or substantially all of the capital stock or the assets (excluding the sale of assets to Intelsat approved by the Court on October 24, 2003.)

            B. Notwithstanding any requirement that an employee be employed by Loral Skynet or SS/L on specified payment dates, if an employee's employment is terminated as a result of death, disability or termination without cause, or resignation for good reason, if applicable, employee shall receive, to the extent not already paid, a pro rata amount of such employee's full retention payment based on employee's actual service from September 1, 2003 through the applicable Triggering Event(s). Any payment of a pro rata amount to an employee shall be paid at the same time as payments are made pursuant to the payment schedules set forth above.

      IV. SS/L Enhanced Severance Arrangements. Certain SS/L employees who may be involuntarily terminated without cause will be eligible to receive enhanced severance payments as hereinafter set forth (such severance amounts being inclusive and in lieu of severance amounts payable under SS/L's existing severance policy).

            A. Group 1 - 13 employees. These employees shall receive severance payments equal to 100% of the employee's 2003 annual base salary.

            B. Group 2 - 37 employees. These employees shall receive severance payments equal to 75% of the employee's 2003 annual base salary.

            C. Group 3 - 119 employees. These employees shall receive severance payments equal to 50% of the employee's 2003 annual base salary.

            D. Group 4 - 278 employees. These employees shall receive severance payments equal to 33% of the employee's 2003 annual base salary.

            E. Aggregate severance amounts in excess of the greater of (i) 50% of an employee's 2003 annual base salary or (ii) the amount payable under SS/L's existing severance policy are subject to mitigation. Any mitigation


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                  will be based on a dollar for dollar reduction for any salary or similar cash compensation received from a subsequent employer during the severance period. Severance payments, if made, will be paid in a lump sum or, if subject to mitigation, in the same manner as salaries are paid.

            F. The potential cost of the Enhanced Severance Arrangements shall not exceed $17.3 million (exclusive of severance payable to both covered and noncovered employees under the existing severance policy) based upon the current aggregate 2003 annual salary amount.

      V. The Debtors are authorized to execute, deliver, implement and to perform in accordance with any and all instruments and documents and to take any and all actions necessary or appropriate to effectuate the Skynet and SS/L portions of the Employee Retention Programs, as set forth above, including, without limitation, the payments approved by this order.

      VI. Nothing contained in the Motion or in this order shall be deemed a request by the Debtor for approval to assume any executory contract pursuant to section 365 of the Bankruptcy Code.

      VII. The approval of the Corporate Employee Retention Program and Change in Control Agreements as set forth in the Motion, is subject to further order of the Court and the hearing as to that aspect of the Motion is continued to December 18, 2003 at 10 o'clock in the morning of that day.

      VIII. The Court retains jurisdiction to interpret, implement, and enforce the terms and provisions of this Order.


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      IX.   The requirement pursuant to Rule 9013-1(b) of the Local Bankruptcy
            Rules for the Southern District of New York that the Debtors file a memorandum of law in support of the Motion hereby is waived.

Dated:   November 26, 2003
         New York, New York

                                                  /s/ Robert D. Drain
                                            ------------------------------------
                                            UNITED STATES BANKRUPTCY JUDGE
CONSENTED TO:

Akin, Gump, Strauss, Hauer & Feld, LLP
590 Madison Avenue
New York, New York  10022
(212) 872-1000
Attorneys for the Creditors' Committee


By:          /s/ David Botter
   ------------------------------------
         A Member of the Firm

Sonnenschein Nath & Rosenthal
1221 Avenue of the Americas
New York, New York  10020-1089
(212) 768-6700
Attorneys for Ad Hoc Committee of
  Preferred Shareholders of Loral Space
  & Communications, Ltd.


By:       /s/ John A. Bicks
   ------------------------------------
         A Member of the Firm

NO OBJECTION:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York  10017
(212) 450-4000 Attorneys for the Agent


By:      /s/ Marshall Huebner
   ------------------------------------
         A Member of the Firm


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